Exhibit 99.1

I.D. Systems Appoints Peter Fausel Executive Vice President of Sales, Marketing and Customer Support

HACKENSACK, N.J., February 27, 2007 -- I.D. Systems, Inc. (Nasdaq: IDSY), a leading provider of RFID-based wireless asset tracking and management solutions, today announced the appointment of Peter Fausel as executive vice president of sales, marketing and customer support, effective March 5, 2007, reporting to Jeffrey Jagid, chairman and CEO of I.D. Systems. Mr. Fausel has more than 25 years of sales and marketing experience for leading companies in wireless technology, enterprise application integration, and process automation, most recently serving as senior vice president of sales and marketing for LXE, Inc., a leading manufacturer of wireless mobile computing solutions.

Prior to his tenure with LXE, Mr. Fausel was president of Jacada, Inc., a leading enterprise application software company. He has also served as senior vice president of sales and marketing for Ross Systems, an enterprise resource planning software provider, and vice president of global accounts and industry marketing for Invensys PLC, a world leader in production technology and energy management. Mr. Fausel holds a Bachelor of Science degree in Business Administration-Finance from the University of Florida.

Mr. Fausel assumes the responsibilities of Rick Muntz, who will continue to serve the company as vice president of strategic accounts. "We are fortunate to add Peter to the I.D. Systems team," said Mr. Muntz. "He is a talented executive who can help us attain even higher levels of success. I look forward to continue making contributions to that success under his leadership."

“We are very pleased that Pete is joining I.D. Systems,” said Mr. Jagid. “He is a proven leader with an impressive track record of accomplishments guiding the sales, marketing and customer support organizations of world-class companies. We expect Pete will be able to build on Rick's achievements, which have helped make I.D. Systems one of the fastest-growing technology companies in America, and propel the company to the next level. Pete is a most valuable addition to our management team.”

Mr. Fausel added, “I am very excited to join I.D. Systems, which is at the leading edge of wireless technology for asset management, has great human and financial resources, and has built an enviable list of blue chip customers. I look forward to guiding I.D. Systems through our next phase of growth, providing best-practice business solutions that capitalize on our unique wireless technology.”

About I.D. Systems
I.D. Systems, Inc. is a leading provider of wireless solutions for securing, tracking and managing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and the people who operate them. The company's patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information about I.D. Systems, visit www.id-systems.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company's key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company's products to continue to develop, the inability to protect the Company's intellectual property, the inability to manage the Company's growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the year ended December 31, 2005. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.